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                                                                    Exhibit 12


                                  ITRON, INC.
                      STATEMENT OF COMPUTATION OF RATIOS

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

                                                                                   YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------------------
                                                       --------------------------------------------------------------------
                                                              1994          1995           1996         1997          1998
                                                       --------------------------------------------------------------------
                                                                         (in thousands, except ratios)
EARNINGS:
      Pre-tax income (loss)                                 14,193        16,401         (2,134)       1,635       (10,045)

FIXED CHARGES:
      Converible debt amort.                                                                             357           426
      interest capitalized                                                                  533          994           260
      Interest expense, Gross                                  138           252            923        3,834         6,557
                                                           -------       -------         ------       -------      -------

A) FIXED CHARGES                                               138           252          1,456        5,185         7,243
                                                           -------       -------         ------       -------      -------

B) EARNINGS FOR RATIO                                       14,331        16,653           (678)       6,820        (2,802)

RATIOS:
      Ratio of Earnings to Fixed chargres (b/a)           103.8478       66.0833             n/a      1.3153          n/a
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